Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of McCormick & Company, Incorporated for the registration of common stock, common stock non-voting and debt securities and to the incorporation by reference therein of our reports dated January 28, 2020, with respect to the consolidated financial statements of McCormick & Company, Incorporated, and the effectiveness of internal control over financial reporting of McCormick & Company, Incorporated, included in its Annual Report (Form 10-K) for the year ended November 30, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland
April 13, 2020